Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NEOSTEM, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF OCTOBER, A.D. 2009, AT 8:02 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

0899444 8100

090977300

AUTHENTICATION: 7613270

DATE: 10-30-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:01 AM 10/30/2009
FILED 08:02 AM 10/30/2009
SRV 090977300 - 0899444 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOSTEM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Corniche Group Incorporated by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on September 28, 1995. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2006.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

The following text is hereby added to the Corporation's Amended and Restated Certificate of Incorporation as Article ELEVENTH:

"ELEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and stockholders:

"A. The number of Directors constituting the Corporations' Board of Directors shall be determined by the Board of Directors, from time to time. The Directors constituting the Corporation's Board of Directors, other than those who may be elected by the holders of any classes or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be determined by the Board of Directors consistent with the terms of this Article

ELEVENTH. The Board shall have the authority to assign members of the board already in office to such classes at the time the amendment becomes effective. One class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2010, another class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2011, and another class shall be assigned a term expiring at the annual meeting of stockholders to be held in 2012, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the election in 2010, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

"B. Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of stock having a preference over Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director appointed by the Board of Directors in accordance with the preceding sentence shall hold office and shall be elected for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 29th day of October, 2009.

NEOSTEM, INC.

By: ______________________
Name: Robin L. Smith
Title: Chief Executive Officer